Exhibit 99.1
Contacts:
Robert H. Uhl
Managing Director
Westwicke Partners, LLC
858-356-5932
robert.uhl@westwicke.com

Laurie Stelzer
858-704-8222
ir@halozyme.com

HALOZYME REPORTS SECOND QUARTER 2018 RESULTS

-- Revenue of $35.2 Million Includes a 36 Percent Increase in Royalty Revenue on a Reported Basis --

-- FDA Accepts Roche/Genentech's Filing for Subcutaneous Formulation of Herceptin® in Combination with ENHANZE®, with an Action Date of March 1, 2019 --

-- Achievement of Target Number of Progression-Free Survival Events in HALO-301 on Track for December 2018 to February 2019 --

SAN DIEGO, August 7, 2018 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today reported financial results and recent highlights for the second quarter ended June 30.

"At the beginning of 2018 we projected the potential for approximately $1 billion in ENHANZE royalty revenue in 2027 resulting from continued growth of our 3 currently marketed products and the successful development, approval and launch of 7 additional products,” said Dr. Helen Torley, president and chief executive officer. “I am delighted to report strong progress in both the marketed products and the development products, with all 7 new products expected to be in the clinic by the end of this year.

“In tandem, we continue to execute well in our HALO-301 study, with enrollment tracking to expectations and continued enthusiasm and support from key opinion leaders and investigators. We also look forward to advancing our pan-tumor plan by sharing data from our collaboration study with Eisai in breast cancer patients at the European Society for Medical Oncology congress in October."

Second Quarter 2018 and Recent Highlights include:

•
U.S. Food and Drug Administration (FDA) accepting Roche/Genentech’s Biologics License Application (BLA) for a subcutaneous formulation of Herceptin in combination with Halozyme's ENHANZE technology in its FDA-approved breast cancer indications. Roche reported total 2017 sales of Herceptin in the United States of 2.7 billion CHF.

•
Roche initiating a Phase 3 study of a fixed-dose combination of subcutaneous pertuzumab (Perjeta®) and subcutaneous trastuzumab (Herceptin) using Halozyme's ENHANZE technology in combination with chemotherapy in patients with HER2-positive early breast cancer. This follows supportive Phase 1 study results for the same combination presented at the 2017 San Antonio Breast Cancer Symposium.

•
Collaboration partner Bristol-Myers Squibb progressing toward three Phase 1 studies with ENHANZE. Studies include evaluation of an investigational anti-CD-73 antibody, an investigational product against an undisclosed target and the PD-1 targeted asset, Opdivo® (nivolumab), all planned for initiation in Q3.

•
Janssen continuing in multiple ongoing trials of a subcutaneous formulation of DARZALEX® (daratumumab) in support of plans for commercialization. Halozyme’s ENHANZE technology has the potential to enable a 15-ml injection to be delivered in five minutes or less. Ongoing trials in patients with Multiple Myeloma, Amyloidosis and Smoldering Myeloma include four Phase 3 studies and two earlier stage studies.

•	Alexion continuing to progress toward initiating a Phase 1 study of ALXN1210 with ENHANZE, planned for later this year.

•
Acceptance of data from the Phase 1b study of PEGPH20 and HALAVEN® (eribulin) in patients with HER2-negative, high-hyaluronan metastatic breast cancer for presentation at the 2018 European Society for Medical Oncology Congress.

•
U.S. Patent and Trademark Office granting Halozyme a patent for the combination of PEGPH20, ABRAXANE® (nab-paclitaxel) and gemcitabine for the potential treatment of metastatic pancreas cancer, with an expiration date of March 2033. The same application is pending or has been issued in multiple countries outside of the United States.

•
Continued progress screening and enrolling patients in the HALO-301 study of PEGPH20 in combination with ABRAXANE (nab-paclitaxel) and gemcitabine in first-line metastatic pancreas cancer patients with high levels of tumor hyaluronan (HA-High). An interim analysis will be conducted for the first primary endpoint of Progression Free Survival (PFS) when the target number of events has been reached, which the company projects will occur between December 2018 and February 2019.

Second Quarter 2018 Financial Highlights

•
Revenue for the second quarter was $35.2 million compared to $33.8 million for the second quarter of 2017. The year-over-year increase was driven by $10 million in milestone revenue and 36 percent growth in royalties on a reported basis from partner sales of Herceptin (trastuzumab) SC, MabThera® (rituximab) SC, RITUXAN HYCELA® and HYQVIA® (Immune Globulin Infusion 10% (Human) with Recombinant Human Hyaluronidase), offset by the expected decrease in bulk rHuPH20 sales to partners and research and development reimbursements. Revenue for the second quarter included $20 million in royalties and $3.8 million in HYLENEX® recombinant (hyaluronidase human injection) product sales.

•	Research and development expenses for the second quarter were $40.1 million, compared to $38.3 million for the second quarter of 2017.

•	Selling, general and administrative expenses for the second quarter were $14.4 million, compared to $13.1 million for the second quarter of 2017.

•	Net loss for the second quarter was $22.9 million, or $0.16 per share, compared to net loss in the second quarter of 2017 of $30.8 million, or $0.23 per share.

•	Cash, cash equivalents and marketable securities were $398.9 million at June 30, 2018, compared to $469.2 million at December 31, 2017.

Financial Outlook for 2018

For the full year 2018, the company updated its prior guidance ranges for net revenue and year-end cash, now expecting:

•	Net revenue increasing from the prior range of $115 million to $125 million to $125 million to $135 million, driven by milestones from ENHANZE Phase 1 study initiations;

•	Operating expenses to continue to be in the range of $230 million to $240 million;

•	Operating cash burn to continue to be in the range of $75 million to $85 million; and

•
Year-end cash balance increasing from the prior range of $305 million to $315 million to $310 million to $320 million, driven by ENHANZE milestones partially offset by a modest build in rHuPH20 inventory in anticipation of future partner demand.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the second quarter of 2018 today, Tuesday, August 7 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Torley will lead the call, which will be webcast live through the "Investors" section of Halozyme's corporate website and a recording made available following the close of the call. To access the webcast and additional documents related to the call, please visit halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The call may also be accessed by dialing (877) 410-5657 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 40189200.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug pegvorhyaluronidase alfa (PEGPH20), applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb and Alexion for its ENHANZE® drug delivery technology. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2018, entering into new collaboration agreements, the development and commercialization of product candidates, including timing of clinical trial results announcements and future development and commercial activities of our collaboration partners, the potential benefits and attributes of such product candidates and expected financial outlook for 2018) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected delays in entering into new collaboration agreements, unexpected results or delays in development of product candidates, including delays in clinical trial patient enrollment and development activities of our collaboration partners, and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2018.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Royalties	$19,989	$14,738	$40,933	$28,720
Product sales, net	4,483	12,780	11,284	24,214
Revenues under collaborative agreements	10,730	6,232	13,857	10,384
Total revenues	35,202	33,750	66,074	63,318

Operating expenses:
Cost of product sales	836	7,788	3,888	15,332
Research and development	40,086	38,339	78,062	75,274
Selling, general and administrative	14,353	13,101	27,909	25,716
Total operating expenses	55,275	59,228	109,859	116,322

Operating loss	(20,073)	(25,478)	(43,785)	(53,004)
Other income (expense):
Investment and other income, net	1,983	435	3,651	722
Interest expense	(4,770)	(5,540)	(10,000)	(10,988)
Net loss before income taxes	(22,860)	(30,583)	(50,134)	(63,270)
Income tax expense	33	180	220	390
Net loss	$(22,893)	$(30,763)	$(50,354)	$(63,660)

Net loss per share:
Basic and diluted	$(0.16)	$(0.23)	$(0.35)	$(0.48)

Shares used in computing net loss per share:
Basic and diluted	143,568	134,013	143,114	131,300

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$55,173	$168,740
Marketable securities, available-for-sale	343,721	300,474
Accounts receivable, net and other contract assets	33,582	22,133
Inventories	8,404	5,146
Prepaid expenses and other assets	21,152	13,879
Total current assets	462,032	510,372
Property and equipment, net	4,789	3,520
Prepaid expenses and other assets	7,433	5,553
Restricted cash	500	500
Total assets	$474,754	$519,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,187	$7,948
Accrued expenses	35,030	39,601
Deferred revenue, current portion	4,247	6,568
Current portion of long-term debt, net	86,965	77,211
Total current liabilities	132,429	131,328

Deferred revenue, net of current portion	6,006	54,297
Long-term debt, net	79,080	125,140
Other long-term liabilities	2,314	814

Stockholders’ equity:
Common stock	144	143
Additional paid-in capital	756,978	731,044
Accumulated other comprehensive loss	(736)	(450)
Accumulated deficit	(501,461)	(522,371)
Total stockholders’ equity	254,925	208,366
Total liabilities and stockholders’ equity	$474,754	$519,945

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